Exhibit 1.01

EXECUTION VERSION

EXCHANGE AGREEMENT

between

THE NASDAQ STOCK MARKET, INC.

and

NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

Dated as of November 29, 2004

EXCHANGE AGREEMENT, dated as of November 29, 2004 (this “Agreement”), between the National Association of Securities Dealers, Inc., a Delaware non-profit corporation (the “NASD”), and The Nasdaq Stock Market, Inc., a Delaware corporation (“Nasdaq”).

WHEREAS, the NASD is the beneficial owner of 1,338,402 shares (the “Existing Shares”) of Series A Preferred Stock, par value $.01 per share, of Nasdaq (the “Series A Preferred Stock”); and

WHEREAS, on the terms and subject to the conditions provided for herein, NASD and Nasdaq desire to exchange the Existing Shares, which constitute all of the shares of Series A Preferred Stock beneficially owned by the NASD as of the date hereof, for 1,338,402 shares (the “New Shares”) of Series C Preferred Stock, par value $.01 per share, of Nasdaq, the terms of which are substantially as set forth in the form of Series C Certificate of Designations attached as Exhibit I hereto (the “Series C Preferred Stock”).

NOW, THEREFORE, in consideration of the provisions contained herein, the parties hereto agree as follows:

1.                                       EXCHANGE OF SHARES.

1.01                           Exchange of Shares.  On the terms and subject to the conditions contained herein, the NASD and Nasdaq agree to exchange the Existing Shares for the New Shares.

2.                                       THE CLOSING.

2.01                           Closing.  The closing of the exchange of the shares provided for in this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10 a.m. on such business day as the parties hereto shall agree after satisfaction of all the conditions provided for in Sections 6 and 7 hereof, other than those that by their nature are to be satisfied on the date of Closing, but subject to the satisfaction or waiver of those conditions, or at such other place and time as the parties hereto shall agree in writing (the time and date of such Closing being referred to herein as the “Closing Date”).

2.02                           Closing Deliveries.

(a)                                  On the Closing Date, Nasdaq shall deliver to the NASD validly issued certificates representing the New Shares in the name of the NASD.

(b)                                 On the Closing Date, the NASD shall deliver to Nasdaq validly issued certificates representing the Existing Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed thereto.

3.                                       COVENANTS.

3.01                           Further Actions.  The parties hereto agree to use their reasonable best efforts to have the Closing occur as soon as practicable consistent with the provisions of this Agreement.

3.02                           Acknowledgement.  The parties hereto covenant and agree that Section 3.03 of the Purchase and Sale Agreement, dated as of February 20, 2002, between Nasdaq and the NASD shall not be affected by this Agreement and shall remain in full force and effect.

3.03                           SEC Approval.  Nasdaq agrees to use its reasonable best efforts to secure SEC approval of the Series C Certificate of Designations as soon as practicable consistent with the provisions of this Agreement.

3.04                           Certain Actions of Nasdaq Prior to Redemption of the Series C Preferred Stock.  During the period commencing on the Closing Date and terminating on the date of the redemption or purchase in full of all of the then-outstanding shares of Series C Preferred Stock by Nasdaq, Nasdaq shall not, and shall not permit any of its Restricted Subsidiaries to, without the prior written consent of the NASD, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that conditioning such consent on Nasdaq’s agreement to use the net proceeds of such transaction to redeem Series C Preferred Stock shall be deemed to be not unreasonable):

(a)                              incur or assume any new long-term debt (a, “Long-Term Debt Incurrence”); provided, however, that this clause (a) shall not restrict in any manner any Long-Term Debt Incurrences whereby the amount of net proceeds to, plus the amount of long-term debt assumed by, Nasdaq and its Restricted Subsidiaries, collectively, from Long-Term Debt Incurrences occuring on or any time after February 21, 2002 together with net proceeds to Nasdaq and its Restricted Subsidiaries, collectively, from Extraordinary Asset Sales (as defined below occuring on or any time after February 21, 2002), do not exceed at any time an aggregate outstanding amount equal to $200,000,000 (or its equivalent in other currencies).

For purposes of this Agreement, “Long-Term Debt Incurrences” shall not include the incurrence of any new long-term debt (i) the purpose of which is to refinance debt of Nasdaq or any Restricted Subsidiary, collectively, outstanding on the Closing Date or (ii) pursuant to or under lines of credit to Nasdaq or any Restricted Subsidiary existing on the Closing Date.

(b)                                 sell, transfer or otherwise dispose of assets of Nasdaq held directly or indirectly through any Restricted Subsidiary for cash outside of the ordinary course of Nasdaq’s business (an “Extraordinary Asset Sale”); provided, however, that this clause (b) shall not restrict in any manner any sale, transfer or other disposition of assets occuring on or any time after February 21, 2002 resulting in net proceeds to Nasdaq and its Restricted Subsidiaries, collectively, that together with the amount of net proceeds to, plus the amount of long-term debt assumed by, Nasdaq and its Restricted Subsidiaries, collectively, from Long-Term Debt Incurrences occuring on or any time after February 21, 2002 at any time outstanding, do not exceed at any time an aggregate amount equal to $200,000,000 (or its equivalent in other currencies).

For purposes of this Agreement, “Extraordinary Asset Sales” shall not include (i) any sale, transfer or disposition of assets of a Restricted Subsidiary to Nasdaq, (ii) any sale, transfer or disposition of assets of Nasdaq to a Restricted Subsidiary, if such Restricted Subsidiary agrees in writing for the benefit of the NASD to be bound by the provisions of this Section 3.03(b) with respect to such assets, (iii) any sale, transfer or disposition of assets of Nasdaq in connection with a joint venture, strategic alliance or other similar arrangement, in any such case, the primary purpose of which is other than the raising of capital for Nasdaq and the consideration involved in such transaction is not predominantly comprised of cash, in each case as determined in good faith by the board of directors of Nasdaq (the “Board of Directors”) and (iv) any sale of any interest in the capital stock of Nasdaq or any sale by a subsidiary, other than a Restricted Subsidiary, of any interest in its capital stock.

For purposes of this Agreement, the term “Restricted Subsidiary” means any direct or indirect subsidiary of Nasdaq other than (i) any subsidiary set forth on Schedule A hereto and (ii) any subsidiary that is formed in connection with a joint venture, strategic alliance or other similar arrangement and the primary purpose of which is other than the raising of capital, as determined in good faith by the Board of Directors.

3.05                           Investor Rights Agreement.  The parties hereto covenant and agree that the New Shares, when issued, shall be deemed to be the “Preferred Shares” as such term is defined in the Investor Rights Agreement, dated as of February 20, 2002, between Nasdaq and the NASD (the “Investor Rights Agreement”) and shall be treated by the parties as such for all purposes under the Investor Rights Agreement.

4.                                       REPRESENTATIONS AND WARRANTIES OF THE NASD.  The NASD represents and warrants to Nasdaq on the date hereof and as of the Closing Date as follows:

4.01                           Organization and Standing.  The NASD is a non-profit corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.02                           Binding Agreement.  This Agreement will have been duly and validly executed and delivered on behalf of the NASD and, assuming due authorization, execution and delivery by Nasdaq, will constitute the legal and binding obligation of the NASD enforceable against the NASD in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

4.03                           Title to Shares.  The NASD has good and valid title to the Existing Shares, free and clear of all liens, charges, claims, security interests, restrictions, options, proxies, voting trusts or other encumbrances (each an “Encumbrance”), other than Encumbrances created by this Agreement and the Investor Rights Agreement, dated as of February 20, 2002, between Nasdaq and the NASD.  Assuming Nasdaq has the requisite power and authority to be lawful owner of the Existing Shares, upon delivery to Nasdaq at the Closing of certificates representing the Existing Shares and upon the NASD’s receipt of the New Shares, Nasdaq will acquire all of the NASD’s right, title and interest in and to the Existing Shares being delivered to it and will receive good and valid title to the Existing Shares, free and clear of any and all Encumbrances.

4.04                           Acquisition of the New Shares.  The NASD is acquiring the New Shares not with a view toward, or for the sale in connection with, any distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”).  The NASD acknowledges and agrees that (i) for the period of one year following the original issuance of the New Shares (the “No Transfer Period”), the New Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (each, a “Transfer”) without the prior written consent of Nasdaq, (ii) following the No Transfer Period, the Series C Preferred Stock may not be Transferred without registration under the Securities Act and any applicable state securities laws or regulations, except pursuant to an exemption from such registration under the Securities Act and any applicable state securities laws or regulations and (iii) certain contractual restrictions may restrict its ability to Transfer the New Shares.

4.05                           Legends.

(a)                                  The NASD acknowledges and agrees that prior to the one-year anniversary date of the Closing Date, any certificate evidencing the New Shares shall bear a legend substantially as follows:

THE SHARES OF SERIES C PREFERRED STOCK, PAR VALUE $.01 PER SHARE, OF THE NASDAQ STOCK MARKET, INC. REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED BY THE HOLDER HEREOF PRIOR TO THE ONE-YEAR ANNIVERSARY DATE OF ITS ORIGINAL ISSUANCE WITHOUT THE PRIOR WRITTEN CONSENT OF THE NASDAQ STOCK MARKET, INC.

(b)                                 The NASD acknowledges and agrees that, upon its request, until no longer required by applicable law, following the original issuance of the New Shares, any certificate evidencing the New Shares shall bear a legend substantially as follows:

THE SHARES OF SERIES C PREFERRED STOCK, PAR VALUE $.01 PER SHARE, OF THE NASDAQ STOCK MARKET, INC. REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS.

4.06                           Required Approvals, Notices and Consents.  Except as set forth herein, no material consent or approval of, other action by, or any notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the execution and delivery by the NASD of this Agreement or the consummation by the NASD of the transaction contemplated hereby.

5.                                       REPRESENTATIONS AND WARRANTIES OF NASDAQ.  Nasdaq represents and warrants to the NASD on the date hereof and as of the Closing Date as follows:

5.01                           Organization and Standing.  Nasdaq is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.02                           Series C Preferred Stock.  At the Closing Date, the New Shares will have been duly authorized and, when transferred to the NASD in accordance with this Agreement on the Closing Date, will be validly issued, fully paid and nonassessable and the issuance of such shares will not be subject to any preemptive or similar rights.

5.03                           Binding Agreement.  This Agreement will have been duly and validly authorized, executed and delivered by Nasdaq and, assuming due authorization, execution and delivery by the NASD, will constitute the legal and binding obligation of Nasdaq enforceable against Nasdaq in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

5.04                           Required Approvals, Notices and Consents.  Except as set forth herein, no material consent or approval of, other action by, or any notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the execution and delivery by Nasdaq of this Agreement or the consummation by Nasdaq of the transaction contemplated hereby.

6.                                       CONDITIONS TO OBLIGATIONS OF THE NASD.  The obligations of the NASD are subject to the fulfillment on or prior to the Closing as follows, except, to the extent permitted by applicable law, as may be waived by the NASD pursuant to Section 9.06 hereof:

6.01                           Statutes, Rules and Regulations.  No statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions contemplated hereby.

7.                                       CONDITIONS TO OBLIGATIONS OF NASDAQ.  The obligations of Nasdaq are subject to the fulfillment on or prior to the Closing as follows, except, to the extent permitted by applicable law, as may be waived by Nasdaq pursuant to Section 9.06 hereof:

7.01                           Statutes, Rules and Regulations.  No statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions contemplated hereby.

7.02                           SEC Objection.  The SEC shall have not objected, disapproved or otherwise expressed disfavor to Nasdaq, whether in writing or orally, with respect to the Series C Certificate of Designations.

8.                                       TERMINATION.

8.01                           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by the mutual written consent of the parties; and

(b)                                 by either party in the event the Closing has not occurred on or before December 31, 2004.

8.02                           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) except that (a) nothing herein shall relieve any party from liability for, or eliminate the rights of any party relating to, any willful breach of this Agreement and (b) this Section 8.02 and Sections 9.01, 9.02, 9.03 and 9.09 shall survive termination of this Agreement.

9.                                       MISCELLANEOUS.

9.01                           Entire Agreement.  This Agreement and all schedules, attachments and exhibits embody the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, arrangements and undertakings, whether written or oral, relating to matters provided for herein and therein (including those set forth in the term sheet dated as of October 1, 2004 between the parties).  There are no provisions, undertakings, representations or warranties relative to the subject matter of this Agreement not expressly set forth herein and therein.

9.02                           Expenses.  Except as otherwise specifically provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such expense.

9.03                           Notices.  Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally by facsimile transmission or sent by first class or certified mail, postage prepaid to the following addresses,

If to the NASD:

National Association of Securities Dealers, Inc.
1735 K Street, N.W.
Washington, D.C. 20006
Facsimile: (202) 728-8894
Attention: General Counsel

with a copy to:

Shearman & Sterling
599 Lexington Avenue
New York, New York 10022
Facsimile: (212) 848-7179
Attention:  Robert Mundheim, Esq. and

James B. Bucher, Esq.

If to Nasdaq:

The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, New York 10006
Facsimile: (202) 912-3000
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Attention:  Matthew J. Mallow, Esq. and

Eric J. Friedman, Esq.

or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section 9.03.

Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the Postal Service return receipt, the date of delivery shown on the records of the overnight courier or the date shown on the facsimile confirmation, as applicable.

9.04                           Survival of Representations and Warranties.  Each of the representations and warranties made by the parties in this Agreement shall terminate 12 months after the Closing.

9.05                           Benefit and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  There shall be no assignment of any interest under this Agreement by any party.  Nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.06                           Waiver.  Any waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

9.07                           Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the NASD and Nasdaq.

9.08                           Construction of this Agreement; Counterparts.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.  The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection.  This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.09                           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts executed and to be performed in the State of New York.

9.10                           Public Announcements.  No party hereto shall make any public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other party hereto, except as such announcement may be required by the applicable laws, rules and regulations.  The parties hereto acknowledge that promptly after the execution of this Agreement and the Closing, the parties will make public disclosure, to be mutually agreed upon, of the transactions contemplated by this Agreement.

9.11                           Specific Performance.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security.  In the event that any action should be brought in equity to enforce the provisions of the Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

9.12                           Further Assurances.  The NASD hereby agrees that it shall from time to time, at the request of Nasdaq, execute and deliver to Nasdaq any and all instruments or documents as Nasdaq may reasonably request for the purpose of vesting in Nasdaq the full right, title and interest of the NASD in and to the Existing Shares.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

NATIONAL ASSOCIATION OF
SECURITIES DEALERS, INC.

By:	/s/ Todd T. Diganci
Name: Todd T. Diganci
Title: EVP & CFO

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Ron Hassen
Name: Ron Hassen
Title: SVP & Controller

Exhibit I
to
Exchange Agreement

Form of Series C Certificate of Designations

EXHIBIT I

SCHEDULE A

1.	Nasdaq Global Holdings
2.	Nasdaq International Ltd.
3.	Nasdaq Ltda
4.	Nasdaq Execution Services, LLC
5.	Nasdaq Europe Planning Company Ltd.
6.	Nasdaq Technology Services, LLC
7.	Nasdaq Financial Product Services Ireland Limited
8.	Nasdaq Financial Products Services, Inc.
9.	Nasdaq International Market Initiatives, Inc.
10.	Nasdaq Canada, Inc.
11.	Nasdaq Stock Market Educational Foundation Inc.
12.	Nasdaq Insurance Agency LLC